N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2013 Third Quarter Results

OXNARD, CA, December 20, 2012 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its third quarter ended November 30, 2012. Highlights for the quarter include:

  Consolidated third quarter revenue of $44.3 million, up 35% compared to the third quarter last year; Wireless Datacom revenue up 40% year-over-year to an all-time high of $36.3 million.
  Third quarter GAAP net income of $4.2 million or $0.14 per diluted share, compared to $1.7 million, or $0.06 per diluted share, in third quarter of last year.
  Adjusted Basis (non-GAAP) net income of $5.2 million or $0.17 per diluted share, compared to $2.6 million, or $0.09 per diluted share, for the same period last year.
  Net cash provided by operations of $3.6 million in the third quarter, and total cash balance at quarter-end of $13.6 million.

Commenting on the third quarter results, Michael Burdiek, CalAmp's President and Chief Executive Officer said, “Our third quarter performance was driven by a 40% year-over-year revenue increase in our Wireless Datacom segment, due to continued strong demand for our Mobile Resource Management (MRM) solutions and growing contributions from our public safety and energy verticals. In addition, we closed the quarter with a higher backlog level compared to the second quarter, driven by strong bookings in MRM products, energy applications and international customer wins. Furthermore, we continue to see a healthy sales pipeline of new opportunities in our core segments that we believe should support ongoing growth in the coming years. In Satellite, we continue to be pleased with our performance and the contribution of this business to the bottom-line.”

Mr. Burdiek continued, “Separately, we just announced that we have signed a definitive agreement to acquire the operations of Wireless Matrix, a provider of fleet tracking applications and satellite communications services to the utility, oil and gas, rail and municipal verticals as well as to service fleets of large enterprise customers throughout North America. Its SaaS-based high margin recurring revenues account for approximately 85% of its total sales, with total revenues of approximately $30 million a year based on its just announced second quarter results. We expect that the Wireless Matrix transaction will result in greater scale, with an increase in our subscription and SaaS-based revenues to a level of approximately 20% of post-acquisition consolidated revenue. We expect this acquisition to be accretive on a non-GAAP basis in the near term while accelerating our growth prospects within our core markets and significantly enhancing our competitive positioning. We expect to complete this acquisition in March 2013.”

Fiscal 2013 Third Quarter Results
Total revenue for the fiscal 2013 third quarter was $44.3 million compared to $32.8 million for the third quarter of fiscal 2012, an increase of 35%. Wireless Datacom revenue increased 40% to $36.3 million from $25.9 million in the same period last year, and Satellite revenue was $8.0 million compared to $6.8 million in the third quarter last year.

CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

Consolidated gross profit for the fiscal 2013 third quarter was $14.0 million, an increase of $3.9 million over the same quarter last year that was primarily driven by higher revenue. The consolidated gross margin percentage was 31.6% in the fiscal 2013 third quarter, up from 31.0% in the third quarter last year, primarily due to substantial improvement in Satellite margins.

GAAP-basis net income for the fiscal 2013 third quarter was $4.2 million, or $0.14 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share, in the third quarter of last year. Non-GAAP net income for the fiscal 2013 third quarter was $5.2 million, or $0.17 per diluted share, compared to non-GAAP net income of $2.6 million or $0.09 per diluted share for the same quarter last year. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income is provided in the table at the end of this press release.

Liquidity
As of November 30, 2012, the Company had cash and equivalents of $13.6 million and total debt of $5.3 million, including the $3.1 million carrying amount of a note payable issued in May 2012 in connection with the Navman Wireless asset purchase and supply agreement. Net cash (reflecting total cash less bank debt) at November 30, 2012 was $11.4 million, versus a net debt position of $2.1 million one year ago. Cash provided by operating activities during the third quarter was $3.6 million, and the unused borrowing capacity on the Company’s bank revolver at the end of the third quarter was $9.8 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, "We expect continued strong customer demand within our key verticals to drive significant year-over-year expansion of revenue and earnings in the fourth quarter of fiscal 2013. Based on our latest projections, we expect fiscal 2013 fourth quarter consolidated revenue in the range of $44 to $48 million. We anticipate Wireless Datacom revenue in the fourth quarter will be significantly higher year-over-year and relatively flat on a sequential quarter basis. Satellite revenue in the fourth quarter is expected to be up on a sequential quarter basis but down on a year-over-year basis. We expect that our fourth quarter operating results will be slightly impacted by acquisition-related expenses arising from the Wireless Matrix transaction.”

Mr. Burdiek continued, “In the fourth quarter we expect to recognize an income tax benefit of roughly $25 million that represents the tax savings associated with net operating loss and tax credit carryforwards that are expected to be utilized in future years. At the bottom line, we expect fourth quarter non-GAAP net income in the range of [$0.14 to $0.18] per diluted share and GAAP basis net income in the range of [$0.11 to $0.15] per diluted share before the effect of the aforementioned income tax benefit. The fourth quarter tax benefit at its currently estimated amount would add approximately $0.83 to the fourth quarter GAAP-basis EPS.”

Mr. Burdiek concluded, “Looking ahead to fiscal 2014 and beyond, the pending Wireless Matrix acquisition is expected to accelerate our growth prospects, strengthen our competitive position within key verticals and increase our subscription and SaaS-based revenues. We are excited about the opportunity to leverage the strengths of our two companies in addressing the needs of the rapidly growing MRM marketplace.”

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CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

Conference Call and Webcast
A conference call and simultaneous webcast to discuss third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 405156. An audio replay will be available through December 27, 2012 by calling 877-870-5176 or 858-384-5517 and entering the Conference ID # 405156.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the proposed automatic federal budget cuts if the scheduled sequester were to take effect in early 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, the ability to finance and consummate the Wireless Matrix acquisition, integration issues that may arise in connection with that acquisition, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

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CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Revenues	$44,340	$32,752	$132,188	$101,107
Cost of revenues	30,308	22,583	90,345	69,681
Gross profit	14,032	10,169	41,843	31,426
Operating expenses:
Research and development	3,564	2,622	10,393	8,405
Selling	2,982	2,731	8,963	8,175
General and administrative	2,699	2,606	8,849	8,135
Intangible asset amortization	475	310	1,267	972
	9,720	8,269	29,472	25,687
Operating income	4,312	1,900	12,371	5,739
Non-operating expense, net	(138)	(172)	(330)	(2,120)
Income before income taxes	4,174	1,728	12,041	3,619
Income tax provision	(19)	(28)	(45)	(43)
Net income	$4,155	$1,700	$11,996	$3,576

Earnings per share - basic and diluted
Basic	$0.14	$0.06	$0.42	$0.13
Diluted	$0.14	$0.06	$0.40	$0.13

Shares used in computing earnings per share:
Basic	29,210	27,869	28,537	27,583
Diluted	30,096	28,800	29,684	28,445

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Revenues
Wireless DataCom	$36,334	$25,905	$102,178	$73,465
Satellite	8,006	6,847	30,010	27,642
Total revenues	$44,340	$32,752	$132,188	$101,107

Gross profit
Wireless DataCom	$12,612	$9,503	$36,786	$29,487
Satellite	1,420	666	5,057	1,939
Total gross profit	$14,032	$10,169	$41,843	$31,426

Operating income (loss)
Wireless DataCom	$4,500	$2,999	$12,893	$9,528
Satellite	498	(156)	2,327	(891)
Corporate expenses	(686)	(943)	(2,849)	(2,898)
Total operating income	$4,312	$1,900	$12,371	$5,739

CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	February 28,
	2012	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$13,560	$5,601
Accounts receivable, net	20,867	14,383
Inventories	13,237	10,057
Deferred income tax assets	6,459	5,425
Prepaid expenses and other current assets	3,371	4,323
Total current assets	57,494	39,789
Property, equipment and improvements, net	2,614	1,761
Deferred income tax assets, less current portion	5,378	6,412
Goodwill and other intangible assets, net	6,191	2,738
Other assets	905	781

	$72,582	$51,481
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,539	$1,100
Accounts payable	13,046	9,523
Accrued payroll and employee benefits	4,254	4,405
Deferred revenue	5,794	6,305
Other current liabilities	3,048	2,268

Total current liabilities	28,681	23,601

Long-term debt	2,796	1,900
Other non-current liabilities	1,770	1,003

Stockholders' equity:
Common stock	298	287
Additional paid-in capital	156,836	154,485
Accumulated deficit	(117,734)	(129,730)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	39,335	24,977

	$72,582	$51,481

CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Nine Months Ended
	November 30,
	2012	2011
Cash flows from operating activities:
Net income	$11,996	$3,576
Depreciation and amortization	1,995	1,899
Stock-based compensation expense	2,292	1,737
Amortization of debt issue costs and discount	248	733
Write-off of cumulative foreign currency translation account	-	801
Changes in operating working capital	(5,723)	(1,248)
Other	15	1

Net cash provided by operating activities	10,823	7,499

Cash flows from investing activities:
Capital expenditures	(1,396)	(681)
Navman Wireless asset purchase agreement	(1,000)	-
Collections on note receivable	430	431
Other	(8)	(1)

Net cash used in investing activities	(1,974)	(251)

Cash flows from financing activities:
Repayments of bank line of credit	-	(4,013)
Debt proceeds (repayments)	(960)	3,000
Repayment of subordinated notes payable	-	(5,000)
Payment of debt issue costs	-	(65)
Payment of withholding taxes on vested employee equity awards	(2,551)	(1,032)
Proceeds from exercise of stock options and warrants	2,621	14

Net cash used in financing activities	(890)	(7,096)

Net change in cash and cash equivalents	7,959	152

Cash and cash equivalents at beginning of period	5,601	4,241

Cash and cash equivalents at end of period	$13,560	$4,393

CalAmp Reports Fiscal 2013 Third Quarter Results
December 20, 2012

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
GAAP basis pretax income	$4,174	$1,728	$12,041	$3,619

Amortization of intangible assets	475	310	1,267	972
Stock-based compensation expense	620	638	2,292	1,737
Write-off of cumulative foreign currency translation account	-		-	801
Pretax income (non-GAAP basis)	5,269	2,676	15,600	7,129

Income tax provision (non-GAAP basis) (a)	(19)	(28)	(45)	(43)
Adjusted Basis net income	$5,250	$2,648	$15,555	$7,086

Adjusted Basis net income per diluted share	$0.17	$0.09	$0.52	$0.25

Weighted average common shares outstanding
on diluted basis	30,096	28,800	29,684	28,445

(a)	The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income for the period. The Company has net operating loss carryforwards to offset the pre-tax book income for the three- and nine-month periods ended November 30, 2012 and 2011.